www.TractorSupply.com

TRACTOR SUPPLY COMPANY ANNOUNCES QUARTERLY CASH DIVIDEND INCREASE OF 14.3%
Dividend Increase Marks a Decade of Consecutive Increases

Brentwood, TN, August 6, 2020 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today announced that its Board of Directors declared a quarterly cash dividend of $0.40 per share of the Company’s common stock, a 14.3 percent increase of the previous dividend of $0.35 per share.

“We are pleased to raise our dividend by more than 14 percent, marking the tenth consecutive year of increase. This dividend increase is in recognition of our robust performance, strong financial position and confidence in the future of Tractor Supply as we work to emerge from the pandemic stronger than before,” said Cynthia Jamison, Tractor Supply’s Chairman of the Board.

The dividend will be paid on September 9, 2020, to stockholders of record of the Company’s common stock as of the close of business on August 24, 2020.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, as a one-stop shop for recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service that addresses the needs of the Out Here lifestyle. With more than 38,000 Team Members, the Company leverages its physical store assets with digital capabilities to offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve. At June 27, 2020, the Company operated 1,881 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.
Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At June 27, 2020, the Company operated 180 Petsense stores in 25 states. For more information on Petsense, visit www.Petsense.com.

Forward-Looking Statements
Certain statements contained in this press release are not historical facts and are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements may be identified by words such as “future,” “may,” “will,” “anticipate,” “positioned” or other comparable terminology. Such statements include, but are not limited to, statements about the Company’s expected growth, future success, strategy, plans, intentions or beliefs about future occurrences or results. Because such forward-looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. All of the forward-looking statements are also qualified by the cautionary statements contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.